Letter Agreement

July 26, 2010

In connection with the sale of that certain 7% Convertible Subordinated Note due November 3, 2018, by The Guardian Life Insurance Company of America, a New York corporation (“Guardian”) to Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), pursuant to the terms of that certain Agreement, of even date herewith (the “Agreement”), by and among Guardian, the Company and Kennedy-Wilson Holdings, Inc., a Delaware corporation (“Holdings”), Guardian, the Company and Holdings hereby agree to be bound by the provisions of this letter agreement (this “Letter Agreement”).

The parties agree as follows:

1.	On or before August 16, 2010, at Holdings’ election (the “Closing Date”), Guardian shall sell, convey, transfer, assign and deliver to Holdings, and Holdings shall purchase and accept from Guardian, all of Guardian’s right, title and interest in and to a minimum of 1,000,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of Holdings (“Common Stock”) for a purchase price per share of the greater of (a) $10.00 per share, and (b) the closing sales price per share of the Common Stock on the trading day immediately preceding the Closing Date (the “Purchase Price”).

2.	Holdings shall have the option to purchase from Guardian on the Closing Date up to an additional 1,000,000 shares of Common Stock (the “Option Shares”), in increments of no less than 100,000 shares of Common Stock, for a purchase price per share equal to the Purchase Price. Holdings shall give Guardian no less than three (3) days prior written notice of its election to purchase Option Shares and the number of Option Shares Holdings shall purchase.

3.	On the Closing Date, Holdings shall pay to Guardian by wire transfer in immediately available funds an amount in cash equal to the aggregate Purchase Price for the Shares and the Option Shares, if Holdings exercises its option to purchase the Option Shares.

4.	Thomas G. Sorrell shall continue to serve as a member of the Board of Directors of Holdings until the Closing Date and the consummation of the transactions contemplated hereby, whereupon it shall be deemed that Mr. Sorell shall have resigned from the Board of Directors of Holdings and Mr. Sorell shall tender his written letter of resignation to the Board of Directors of Holdings, effective immediately. Thereafter, Guardian shall have no right to designate any individuals for election as members of the Board of Directors of Holdings.

5.	Guardian Representations and Warranties

Guardian covenants, represents and warrants as of the date hereof and the Closing Date that:

(a)	It is the record and beneficial owner of the Shares and the Option Shares and has the absolute and unrestricted right to sell, assign and transfer the Shares and the Option Shares to Holdings in accordance with the terms and provisions of this Letter Agreement; and the Shares and the Option Shares, if any, shall be transferred free and clear of all liens, pledges, claims, charges, restrictions and encumbrances of any kind, nature or description.

(b)	Guardian is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

(c)	Guardian has full corporate power and corporate authority to make, execute, deliver and perform this Letter Agreement and to carry out all of the transactions provided for herein. Guardian has taken all corporate action necessary for the authorization, execution and delivery of this Letter Agreement and the performance of its obligations hereunder. No permit, approval, authorization or consent of any other person is required in connection with the execution, delivery and performance by Guardian of this Letter Agreement or the consummation of the transactions contemplated hereby.

(d)	This Letter Agreement has been duly executed and delivered by Guardian and is the legal, valid and binding obligation of Guardian, enforceable against Guardian in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

(e)	The execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby, will not result in any violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice, a default under any agreement, instrument, judgment, order, writ, decree or contract to which Guardian or any of its subsidiaries is a party or by which Guardian or any of its subsidiaries’ properties are bound.

6.	Company Representations and Warranties

The Company covenants, represents and warrants as of the date hereof and the Closing Date that:

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)

The Company has full corporate power and corporate authority to make, execute, deliver and perform this Letter Agreement and to carry out all of the transactions provided for herein. The Company has taken all corporate action necessary for the authorization, execution and delivery of this Letter Agreement and the performance of its obligations hereunder. No permit, approval, authorization or consent of any other person is required in connection with the execution, delivery and performance by the Company of this Letter Agreement or the consummation of the transactions contemplated hereby.

(c)	This Letter Agreement has been duly executed and delivered by the Company, and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

(d)	The execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby, will not result in any violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice, a default under any agreement, instrument, judgment, order, writ, decree or contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries’ properties are bound.

7.	Holdings Representation and Warranties

Holdings covenants, represents and warrants as of the date hereof and the Closing Date that:

(a)	Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	Holdings has full corporate power and corporate authority to make, execute, deliver and perform this Letter Agreement and to carry out all of the transactions provided for herein. Holdings has taken all corporate action necessary for the authorization, execution and delivery of this Letter Agreement and the performance of its obligations hereunder. No permit, approval, authorization or consent of any other person is required in connection with the execution, delivery and performance by Holdings of this Letter Agreement or the consummation of the transactions contemplated hereby.

(c)	This Letter Agreement has been duly executed and delivered by Holdings and is the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

(d)	The execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby, will not result in any violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice, a default under any agreement, instrument, judgment, order, writ, decree or contract to which Holdings or any of its subsidiaries is a party or by which Holdings or any of its subsidiaries’ properties are bound.

8.	The parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be necessary or appropriate, to consummate the transactions contemplated hereby, all in accordance with the provisions of this Letter Agreement.

9.	If the Company, Holdings or Guardian decide to issue a public communication in connection with the transactions contemplated by this Letter Agreement, the public communication shall be in a form that is mutually acceptable to all of the parties. On or before July 30, 2010, Holdings shall make all public filings with the Securities Exchange Commission (“SEC”) that are required by law in connection with the transactions contemplated by this Letter Agreement. Notwithstanding anything to contrary in this Letter Agreement, Guardian may, in its sole discretion, make or cause to be made, such filings with the SEC, on behalf of Guardian or Thomas Sorell, as it deems necessary or advisable regarding the transactions contemplated hereby, including without limitation filing a copy of this Letter Agreement with the SEC.

10.	Each party’s respective obligation to perform on the Closing Date is subject to the following conditions:

(a)	The representations and warranties of the other parties are true and correct as of the date of this Letter Agreement; and

(b)	The other parties must have performed and complied with all agreements, obligations and conditions contained in this Letter Agreement to be performed or complied with by it on or before the Closing Date.

11.	Miscellaneous

(a)	This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(b)	The provisions of this Letter Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(c)	This Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(d)	Any term or provision of this Letter Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e)	This Letter Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(f)	All communication under this Letter Agreement shall be in writing, shall be delivered by nationwide overnight courier, or facsimile transmission (confirmed by delivery by nationwide overnight courier sent on the day of sending such facsimile transmission) and

(a)	if to Holdings or the Company, at:

Kennedy-Wilson Holdings, Inc.
.	Kennedy-Wilson, Inc.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
Attention: Chief Financial Officer
Facsimile: (310) 887-6414

with a copy to:
Kent Y. Mouton, Esq.
Kulik, Gottesman, Mouton & Siegel, LLP
15303 Ventura Boulevard, Suite 1400
Sherman Oaks, California 91403
Facsimile: (310) 557-0224

or such other address as Holdings or the Company shall designate to Guardian in writing; and

(b)	if to Guardian, at:

The Guardian Life Insurance Company of America
7 Hanover Square
New York, New York 10004-2616
Attention: Kevin Carey
Facsimile: (212) 919-2690

Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the facsimile machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first hereinabove written.

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Thomas G. Sorell

Name:	Thomas G. Sorell
Title:	Executive Vice President and Chief Investment Officer

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ Freeman Lyle

Name:	Freeman Lyle
Title:	Chief Financial Officer

KENNEDY-WILSON, INC.

By:	/s/ Freeman Lyle

Name:	Freeman Lyle
Title:	Chief Financial Officer